                                                         Free Writing Prospectus
                                                      Filed Pursuant to rule 433
                                                  Registration No. 333-129844-04

From: SECURITIZED PRODUCTS SYNDICATE, LEHMAN BROTHERS, I
At: 11/21 10:25:52

SYNDICATE:        LEAD/SOLE BOOKRUNNER - LEH   CO-LEAD - UBS
                  CO-MGR - KEYBANK, CITIGROUP
TIMING:           Price  - 11/21
                  Settle - 12/05

CL  SIZE/NOTIONAL S&P/FIT A/L    PrinWindow   C/E      CPN**  BENCH Spread
A-1     40.000  AAA/AAA   3.19   12/06-08/11  30.000%  FXD    SWAPS  +12
A-2    624.000  AAA/AAA   4.89   08/11-11/11  30.000%  FXD    SWAPS  +22
A-AB    54.000  AAA/AAA   7.12   11/11-12/15  30.000%  FXD    SWAPS  +24
A-3    968.137  AAA/AAA   9.77   12/15-10/16  30.000%  FXD    SWAPS  +25
A-1A   427.623  AAA/AAA   8.39   12/06-10/16  30.000%  FXD    SWAPS +N/A
A-M    301.966  AAA/AAA   9.86   10/16-10/16  20.000%  FXD    SWAPS  +28
A-J    294.417  AAA/AAA   9.89   10/16-11/16  10.250%  FXD    SWAPS  +31
B       22.647  AA+/AA+   9.94   11/16-11/16   9.500%  FXD    SWAPS  +35
C       30.197  AA /AA    9.94   11/16-11/16   8.500%  FXD    SWAPS  +38
D       30.197  AA-/AA-   9.94   11/16-11/16   7.500%  CWAC   SWAPS  +40
E       26.422  A+ /A+    9.94   11/16-11/16   6.625%  CWAC   SWAPS  +42
F       26.422  A  /A     9.94   11/16-11/16   5.750%  CWAC   SWAPS  +45
G*      26.422  A- /A-    9.94   11/16-11/16   4.875%  CWAC   SWAPS  +53
H*      30.196  BBB+/BBB+ 9.94   11/16-11/16   3.875%  WAC    SWAPS  +67
J*      26.422  BBB /BBB  9.94   11/16-11/16   3.000%  WAC    SWAPS  +80
K*      26.422  BBB-/BBB- 9.94   11/16-11/16   2.125%  WAC    SWAPS +100
X-CL*  905.897  AAA/AAA   8.52   12/06-11/21           IO     TSY   +125
X-CP   856.119  AAA/AAA   5.32   11/07-11/13           IO     TSY   E+20
X-W* 2,113.760  AAA/AAA   8.52   12/06-11/21           IO     TSY   +100

NB - *144A/REG S
   - ** COUPON TYPES ARE SUBJECT TO CHANGE

   - Loan Sellers:  LEH 66.0% / UBS 21.0% / KEYBANK 13.0%
   - Collateral:    184 loans / 420 properties   DSCR: 1.67X,  LTV 63.5%
   - Prop Types:    OF 49.7%, RT 21.6%, MF 14.3%, HC 8.3%, HTL 2.4%, MU 1.8%,
                    SS 1.4%, IND 0.6%
   - Geographics:   NY 26.8%, GA 9.5%, TX 8.9%, VA 8.6%, FL 6.1%
   - Top 10%:       54.1%
   - Inv. Grade %:  37.1%
   - Special Svcr   LNR Partners

     The structural and collateral information in the flipbook Free Writing
Prospectus dated November 13, 2006 reflects the inclusion of the Class X-W evidenced above (although the class notional amount is subject to change) and the removal of the Cherry Grove Apartments Mortgage Loan.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-129844) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com.